Exhibit 99.1

Peoples First, Inc.	Press Release

24 S. Third Street  •  P.O. Box 550  • Oxford, PA 19363-0550  •  (610) 932-9294  •  FAX (610) 932-9343

FOR IMMEDIATE RELEASE

Contact:

Susan H. Reeves, SVP & CFO

April 20, 2004

PEOPLES FIRST, INC. ANNOUNCES EARNINGS

Oxford, PA- Peoples First, Inc., the holding company for The Peoples Bank of Oxford, announced today consolidated earnings of $1,355,000 for the first quarter ended March 31, 2004, up 9.9 % from earnings of $1,233,000 for the first quarter of 2003.  Diluted earnings per share for the first quarter of 2004 were $.45 per share, up from $.42 per share for the same period in 2003.  Contributing to the increase in earnings for the first quarter of 2004 was an increase in net interest income of $423,000, combined with a reduction of $100,000 in the provision for loan losses.  The increased income was partially offset by decreased non-interest income, which was down by $248,000, along with an increase of $114,000 in non-interest expense. Net interest income was up 10.5% for the first quarter of 2004 compared to the same period in 2003 as a result of the increased volume of earning assets contributing to additional interest income.  The net interest margin has remained constant averaging 4.29 % for the first three months of 2004, compared to an average of 4.29% for the year 2003. Non-interest income, which was down 18.8% for the quarter ended March 31, 2004, compared to the same time period in 2003, primarily reflects decreased income from mortgage banking activities and decreased investment management fees, partially offset by increased earnings from service charges on deposit accounts, increased income from fiduciary activities and increases in other income.  Non-interest expenses increased 3.3%, primarily as a result of higher salary and employee benefits expense.

Total consolidated assets at March 31, 2004, were $461 million, up 5.8% from March 31, 2003.  Total deposits increased 9.5% and net loans increased 17.3% from March 31, 2003 to March 31, 2004.  Total assets under management by Peoples’ Trust Department were $153 million at March 31, 2004 compared to $114 million at March 31, 2003.

A dividend of $.17 per share will be paid on May 14, 2004, to stockholders of record April 30, 2004.

Hugh Garchinsky, CEO and President of Peoples First, commented, “We are pleased with our performance in the First Quarter of 2004.  Our employees continue to provide quality service in ways which have proven effective for us in the past.  We are fortunate to be in an area that is growing and which is attracting not only new residents but new and expanding businesses as well.  I am grateful to all of our employees, customers, shareholders and community members for their support and loyalty.

We are well into our planning for the merger with National Penn Bancshares.  In fact, we have used the prospect of expanded product capabilities and size to help add some new relationships and to assist in retaining some existing relationships that were being solicited by competitors.  We expect to have a shareholder vote in late May and quickly go to closing in June, 2004.  Further information will be mailed to our shareholders shortly.”

The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services.  Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner’s Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland.  Peoples First stock is traded over the counter under the symbol “PPFR.”

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